CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 19, 2008, relating to the financial statements and financial highlights which appear in the July 31, 2008 Annual Reports to Shareholders of CMG Core Bond Fund, CMG Ultra Short Term Bond Fund, CMG High Yield Fund, CMG Short Term Bond Fund, CMG Mid Cap Value Fund, CMG Small/Mid Cap Fund, CMG International Stock Fund, CMG Small Cap Value Fund, CMG Large Cap Growth Fund, CMG Enhanced S&P 500 Index Fund, CMG Mid Cap Growth Fund, CMG Large Cap Value Fund, CMG Small Cap Growth Fund, and CMG Strategic Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 25, 2008